Exhibit 99.1

The Buckle, Inc.

2407 W. 24th St. Kearney, NE 68845

P.O. Box 1480 Kearney, NE 68848-1480

phone: 308-236-8491

fax: 308-236-4493

For Immediate Release: August 16, 2012	web: www.buckle.com

Contact:	Karen B. Rhoads, Chief Financial Officer
The Buckle, Inc.
308/236-8491

THE BUCKLE, INC. REPORTS SECOND QUARTER NET INCOME

KEARNEY, NE -- The Buckle, Inc. (NYSE: BKE) announced today that net income for the fiscal quarter ended July 28, 2012 was $23.2 million, or $0.49 per share ($0.49 per share on a diluted basis).

Net sales for the 13-week fiscal quarter ended July 28, 2012 increased 1.5 percent to $215.5 million from net sales of $212.4 million for the prior year 13-week fiscal quarter ended July 30, 2011.  Comparable store net sales for the 13-week period ended July 28, 2012 decreased 0.8 percent from comparable store net sales for the prior year 13-week period ended July 30, 2011.  Online sales (which are not included in comparable store sales) increased 12.1 percent to $16.0 million for the 13-week period ended July 28, 2012, compared to net sales of $14.3 million for the 13-week period ended July 30, 2011.

Net sales for the 26-week fiscal period ended July 28, 2012 increased 5.9 percent to $479.2 million from net sales of $452.5 million for the prior year 26-week fiscal period ended July 30, 2011.  Comparable store net sales year-to-date for the 26-week period ended July 28, 2012 increased 3.6 percent from comparable store net sales for the 26-week period ended July 30, 2011.  Online sales (which are not included in comparable store sales) increased 13.7 percent to $35.7 million for the 26-week period ended July 28, 2012, compared to net sales of $31.4 million for the 26-week period ended July 30, 2011.

Net income for the second quarter of fiscal 2012 was $23.2 million, or $0.49 per share ($0.49 per share on a diluted basis), compared with $23.6 million, or $0.50 per share ($0.50 per share on a diluted basis) for the second quarter of fiscal 2011.

Net income for the 26-week fiscal period ended July 28, 2012 was $61.0 million, or $1.29 per share ($1.28 per share on a diluted basis), compared with $57.0 million, or $1.22 per share ($1.21 per share on a diluted basis) for the 26-week fiscal period ended July 30, 2011.

Management will hold a conference call at 10:00 a.m. EDT today to discuss results for the quarter.  To participate in the call, please call (800) 398-9402 and reference the conference code 256390.  A replay of the call will be available for a two–week period beginning August 16, 2012 at 12:00 p.m. EDT by calling (800) 475–6701 and entering the conference code 256390.

About Buckle

Offering a unique mix of high-quality, on-trend apparel, accessories, and footwear, Buckle caters to fashion-conscious young men and women.  Known as a denim destination, each store carries a wide selection of fits, styles, and finishes from leading denim brands, including the Company’s exclusive brand, BKE.  Headquartered in Kearney, Nebraska, Buckle currently operates 439 retail stores in 43 states.   As of the end of the fiscal quarter, it operated 439 stores in 43 states compared with 427 stores in 41 states at the end of the second quarter of fiscal 2011.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995;  All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company's control.  Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements.  Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission.   The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Note:  News releases and other information on The Buckle, Inc. can be accessed at www.buckle.com on the Internet.

Financial Tables to Follow

THE BUCKLE, INC.

CONSOLIDATED STATEMENTS OF INCOME
(Amounts in Thousands Except Per Share Amounts)
(Unaudited)

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	July 28,	July 30,	July 28,	July 30,
	2012	2011	2012	2011

SALES, Net of returns and allowances	$215,483	$212,378	$479,245	$452,470

COST OF SALES (Including buying,
distribution, and occupancy costs)	128,980	125,233	278,547	262,381

Gross profit	86,503	87,145	200,698	190,089

OPERATING EXPENSES:
Selling	41,491	42,428	87,761	85,159
General and administrative	8,622	7,942	18,525	16,801
	50,113	50,370	106,286	101,960

INCOME FROM OPERATIONS	36,390	36,775	94,412	88,129

OTHER INCOME, Net	361	506	2,173	2,118

INCOME BEFORE INCOME TAXES	36,751	37,281	96,585	90,247

PROVISION FOR INCOME TAXES	13,528	13,723	35,553	33,220

NET INCOME	$23,223	$23,558	$61,032	$57,027

EARNINGS PER SHARE:
Basic	$0.49	$0.50	$1.29	$1.22

Diluted	$0.49	$0.50	$1.28	$1.21

Basic weighted average shares	47,343	46,824	47,281	46,786
Diluted weighted average shares	47,662	47,314	47,630	47,289

THE BUCKLE, INC.

CONSOLIDATED BALANCE SHEETS
(Amounts in Thousands Except Share and Per Share Amounts)
(Unaudited)

	July 28,	January 28,	July 30,
ASSETS	2012	2012 (1)	2011

CURRENT ASSETS:
Cash and cash equivalents	$166,020	$166,511	$114,903
Short-term investments	31,720	29,998	24,628
Receivables	7,724	4,584	9,388
Inventory	124,506	104,209	126,842
Prepaid expenses and other assets	17,177	14,825	15,074
Total current assets	347,147	320,127	290,835

PROPERTY AND EQUIPMENT:	374,076	358,866	355,525
Less accumulated depreciation and amortization	(200,802)	(189,832)	(180,361)
	173,274	169,034	175,164

LONG-TERM INVESTMENTS	35,663	39,985	58,563
OTHER ASSETS	2,323	2,393	2,416

	$558,407	$531,539	$526,978

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$44,648	$27,416	$46,469
Accrued employee compensation	16,963	42,854	17,225
Accrued store operating expenses	9,067	11,125	9,346
Gift certificates redeemable	13,877	20,286	11,514
Income taxes payable	-	8,150	-
Total current liabilities	84,555	109,831	84,554

DEFERRED COMPENSATION	9,823	8,581	8,547
DEFERRED RENT LIABILITY	37,707	36,503	37,736
OTHER LIABILITIES	12,681	13,477	7,187
Total liabilities	144,766	168,392	138,024

COMMITMENTS

STOCKHOLDERS’ EQUITY:
Common stock, authorized 100,000,000 shares of $.01 par value;
issued and outstanding; 47,921,197 shares at July 28, 2012, 47,432,089
shares at January 28, 2012, and 47,361,905 shares at July 30, 2011	479	474	474
Additional paid-in capital	108,947	100,333	94,804
Retained earnings	304,903	263,039	294,235
Accumulated other comprehensive loss	(688)	(699)	(559)
Total stockholders’ equity	413,641	363,147	388,954

	$558,407	$531,539	$526,978

(1) Derived from audited financial statements.